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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) March 15, 1999

                                INTELLICELL CORP.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

            001-12571                                    95-4467726
      (Commission File Number)              (I.R.S. Employer Identification No.)

          9314 Eton Avenue
       Chatsworth, California                              91311
(Address of principal executive offices)                 (Zip Code)

                                 (818) 709-2300
               Registrant's telephone number, including area code

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Item 5.   OTHER EVENTS

EXERCISE OF WARRANTS

     On March 15, 1999, warrants to purchase 1,000,000 shares of common stock with an exercise price of $1 per share were exercised in full. The warrants were to expire on December 31, 2001. The warrants were issued in connection with the conversion in December 1998 of $1,500,000 principal amount of three-year unsecured and subordinated convertible notes that were sold to a small group of accredited individual investors in November 1998. On
December 31, 1998, the Company exercised its option to convert all of the foregoing notes into a total of 1,500,000 shares of common stock and the foregoing warrants to purchase a total of 1,000,000 shares of common stock at an exercise price of $1 per share.

COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

     On April 6, 1999, the Company received notice that Nasdaq had determined that the Company was in compliance with Nasdaq's net tangible assets/market capitalization/net income requirement, as well as all other requirements for continued listing on The Nasdaq SmallCap Market. The Company's common stock, therefore, continues to be listed on the Nasdaq SmallCap Market.

     The Company had previously been notified that Nasdaq planned to delist the Company's common stock based on Nasdaq's determination that the Company would be unable to continue to maintain compliance with Nasdaq's minimum net worth requirement. The Company appealed this determination to a Nasdaq panel hearing that was to be held in April 1999. However, based on information recently provided to Nasdaq by the Company, Nasdaq has concluded that the Company is in compliance with the minimum net worth requirement and that a hearing is unnecessary.

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                                      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   INTELLICELL CORP.




Date:  April 20, 1999             By: /s/ David Kane
                                     --------------------------------------
                                        David Kane, Chief Financial Officer